SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2012 (September 13, 2012)

BIOMIMETIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

389 Nichol Mill Lane, Franklin, Tennessee 37067

(Address of principal executive offices)

(615) 844-1280

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

BioMimetic Therapeutics, Inc. (the “Company”) has amended its Augment™ Bone Graft PMA which was previously filed with the U.S. Food and Drug Administration (the “FDA”) to include the results of a study conducted on becaplermin (Regranex) to evaluate cancer mortality. The results of the study, presented at the Second Annual Meeting of The American College of Wound & Tissue Repair, indicated no difference in either cancer incidence or cancer mortality between patients who received Regranex and those who did not.

The retrospective follow-up analyses were conducted using patient records of 6,429 Regranex patients compared to a matched group of patient records of 6,429 similar patients without Regranex treatment (12,858 total patients). Patients with foot ulcers and no prior cancer were followed for up to eleven years (1998 through 2009) to identify new malignancies and cancer-related deaths recorded in the Veterans Affairs and Medicare patient records.

The Kaplan-Meier curves for malignancies and cancer deaths were overlapping, which indicates no difference in cancer incidence or cancer deaths between the two cohorts. Furthermore, even in patients who received three or more tubes of Regranex there was no evidence of increased cancer incidence or cancer mortality.

This PMA Amendment does not change the previously disclosed timeline of the FDA’s review or the Company’s previous guidance on the timing of a final FDA decision on Augment Bone Graft.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.

By:	/s/ Larry Bullock
Name: Larry Bullock Title: Chief Financial Officer

Date: September 18, 2012